Filed pursuant to Rule 433. Registration Statement Nos. 333-162193 and 333-162193-01.

RBS Trendpilot[TM] ETNs
                                                                             RBS
                                                      The Royal Bank of Scotland

A strategy to help get your clients back in the equity market
--------------------------------------------------------------------------------
Trendpilot Exchange Traded Notes (ETNs) offered by RBS

Please join us

date: 01/01/11          time: 1:00pm

location:

rsvp to:
hosted by:

Please call us to learn more about this exciting opportunity.
855.RBS.ETPS (855.727.3877)

For Financial intermediary Use only -- not For Use with the investing PUblic.
Investors should carefully consider the investment objectives, risks, charges and expenses of any security before investing. The prospectus and pricing supplement contains this and other information about the security. Please visit us at www.rbs.com/etnUS to download a prospectus.

imPortant inFormation: The Royal Bank of Scotland N.V. (RBS NV) and RBS
Holdings N.V. (RBS Holdings) have filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the
offering of RBS ETNs to which this communication relates. Before you invest in any RBS ETNs, you should read the prospectus in that registration statement and other documents that have been filed with the SEC for more complete information about RBS NV and RBS Holdings, and the offering. You may get these documents for free by visiting EDGAR on the SEC's web site at www.sec.gov. Alternatively,
RBS NV, RBS Holdings, RBS Securities Inc. (RBSSI) or any dealer participating in the relevant offering will arrange to send you the prospectus and the pricing supplement at no charge if you request it by calling 1-855-RBS-ETPS
(toll-free).